Exhibit 5.1
November 8, 2010
Robbins & Myers, Inc.
51 Plum St., Suite 260
Dayton, OH 45440
Ladies and Gentlemen:
We have acted as counsel to Robbins & Myers, Inc., an Ohio corporation (the “Company”), in connection with the preparation of the Company’s Registration Statement on Form S-4 (the “Registration Statement”) to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), relating to the registration of the Company’s Common Shares, without par value (the “Common Shares”), that will be issued by the Company in connection with a merger of T-3 Energy Services, Inc., a Delaware corporation, pursuant to the terms of the Agreement and Plan of Merger dated as of October 6, 2010 (the “Merger Agreement”).
Please be advised that we have examined such originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement; (ii) the Merger Agreement; (iii) the Amended Articles of Incorporation of the Company, as amended to date; and (iv) the Code of Regulations of the Company, as currently in effect. We have also examined such other proceedings and records of the Company, and have made investigation of such other matters, as in our judgment permit us to render an informed opinion on the matters set forth herein.
Based upon the foregoing, it is our opinion that the Common Shares of the Company to be issued pursuant to the Merger Agreement have been duly authorized and, when the Common Shares have been issued in accordance with the terms of the Merger Agreement, such Common Shares will be legally issued, fully paid and nonassessable.
This opinion is limited in all respects to the Ohio General Corporation Law, and no opinion is expressed with respect to the laws of any other jurisdiction or any effect which such laws may have on the opinions expressed herein. This opinion is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein.
This opinion is given as of the date hereof, and we assume no obligation to advise you after the date hereof of facts or circumstances that come to our attention or changes in laws that occur, which could affect the opinions contained herein.

THOMPSON HINE llp	2000 Courthouse Plaza, N.E.	www.ThompsonHine.com
Attorneys at Law	P.O. Box 8801	Phone 937.443.6600
	Dayton, Ohio 45401-8801	Fax 937.443.6635

November 8, 2010

We consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Registration Statement; however, in giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.
Very truly yours,
SSN/DAN